LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
American D&C Investment, Inc.	Delaware	100%
DaQing YueYu Oilfield Underground Technology Service Co., Ltd.	PRC	100%
Jilin Yifeng Energy Sources Co., Ltd.	PRC	95%